Exhibit 10.23

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

DATED

_________

JOINT VENTURE SHAREHOLDERS’ AGREEMENT

between

Morson Group Limited

and

CorpAcq Limited

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

CONTENTS

CLAUSE

1.	Interpretation	3
2.	Business of the JVC	7
3.	Period to Completion	7
4.	Completion	7
5.	Matters requiring consent of shareholders	9
6.	Directors and management	9
7.	Finance for the JVC	10
8.	Business Plan	10
9.	Accounting and other information	11
10.	Management of Aircraft	11
11.	Dividend policy	13
12.	Tax matters	13
13.	Deadlock resolution	13
14.	Transfer of shares	13
15.	Issue of further shares	14
16.	Termination and liquidation	14
17.	Status of agreement	15
18.	Confidentiality	16
19.	Announcements	17
20.	Warranties	17
21.	Further assurance	18
22.	Assignment and other dealings	18
23.	Entire agreement	18
24.	Variation and waiver	18
25.	Costs	19
26.	No partnership or agency	19
27.	Notices	19
28.	Severance	20
29.	Agreement survives Completion	20
30.	Third party rights	21
31.	Counterparts	21
32.	Rights and remedies	21
33.	Inadequacy of damages	21
34.	Language	21
35.	Governing law and jurisdiction	21

SCHEDULE

Schedule 1	Matters reserved for shareholder approval	22
Schedule 2	Deed of adherence	23

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

This agreement is dated	January 2018

Parties

(1)	Morson Group Limited incorporated and registered in England and Wales with company number 05111937 whose registered office is at Adamson House, Centenary Way, Salford, England, M50 1RD (Morson)

(2)	CorpAcq Limited incorporated and registered in England and Wales with company number 05896676 whose registered office is at Corpacq House, 1 Goose Green, Altrincham, Cheshire, England, WA14 1DW (CorpAcq)

BACKGROUND

(A)	Morcor Limited is a company incorporated in England and Wales with company number 08764120 whose registered office is at Adamson House, Centenary Way, Salford, England, M50 1RD and which has one share of £1 each in issue, held by Morson (JVC).

(B)	The JVC shall carry on business in accordance with the terms and conditions of this agreement.

(C)	Morson and CorpAcq shall exercise their rights in relation to the JVC in accordance with the terms and conditions of this agreement.

1.	Interpretation

1.1	The definitions and rules of interpretation in this clause apply in this agreement.

A Share: an ordinary share of £1 in the capital of the JVC designated as an A Share.

Aircraft: the aircraft brief details of which are set out in schedule 1 to the Charter Agreement.

Articles: the new articles of association of the JVC in agreed form to be adopted on or prior to Completion as amended or superseded from time to time.

B Share: an ordinary share of £1 in the capital of the JVC designated as a B Share

Board: the board of directors of the JVC as constituted from time to time.

Business: has the meaning given in clause 2.

Business Day: any day other than a Saturday, Sunday or public holiday in England when banks in London are open for business.

Business Plan: has the meaning given in clause 8.

CA 2006: the Companies Act 2006.

Charter Agreement: the passenger services agreement pursuant to which the JVC agrees to provide the Aircraft to transport passengers to Morson and certain other members of the same Group as Morson, to be entered into by the JVC and Morson in agreed form.

Completion: the completion of the formation of the JVC in accordance with clause 4.

Completion Date: has the meaning given in clause 4.2.

Confidential Information: has the meaning given in clause 18.

CorpAcq Director: any director appointed to the Board by CorpAcq.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Deadlock Notice: has the meaning given in clause 13.2.

Deed of Adherence: the deed of adherence in the form set out in Schedule 2.

Director: a director of the JVC.

Electronic form: has the meaning given in section 1168 of the CA 2006.

Eligible CorpAcq Director: a CorpAcq Director who would be entitled to vote on the matter at a meeting of the Board (but excluding any CorpAcq Director whose vote is not to be counted in respect of the particular matter).

Eligible Director: any Eligible Morson Director or Eligible CorpAcq Director (as the case may be).

Eligible Morson Director: a Morson Director who would be entitled to vote on the matter at a meeting of the Board (but excluding any Morson Director whose vote is not to be counted in respect of the particular matter).

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement.

Expected Usage Proportion: in relation to a party, the proportion that the parties (acting reasonably) anticipate that their usage of the Aircraft over the following 12 months’ bears to the anticipated usage of the Aircraft as a whole and in default of agreement 50% each.

Financial Year: in relation to the JVC, means its accounting reference period of 12 months ending on the date given in clause 4.3(g) or such other date as the JVC may determine in accordance with section 392 of the CA 2006 but, in the first year in which the JVC is formed, means the period starting with the day the JVC is formed and ending on the date given in clause 4.3(g), subject to the CA 2006.

General Cost: the cost and/or expenses and/or other liabilities of or related to the Aircraft to the JVC which it would incur in whole or in part whether or not the Aircraft is being utilised pursuant to the Charter Agreement or the Operational Lease Agreement including (without prejudice to the generality of the foregoing) the following:

(a)	acquisition cost of the Aircraft amortised over a 10 year period.

(b)	Maintenance and service costs

(c)	Registration Costs.

(d)	Charges for fuel, oil, lubricants, and other additives other than those obtained for a specific flight.

(e)	Hangar and tie-down costs at the aircraft’s base of operation.

(f)	Charges for insurance other than those obtained for a specific flight.

(g)	Charges for landing fees, airport taxes, and similar assessments.

(h)	Administration and accounting costs.

(i)	Loan interest.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

(j)	Cost of complying with under the Carriers obligations under the Charter Agreement and the Lessors obligations under the Operational Lease Agreement

(k)	reasonable profit for the JVC as agreed between the parties up to 5% of turnover.

Group: in relation to a company, that company, any subsidiary or holding company from time to time of that company, and any subsidiary from time to time of a holding company of that company. Each company in a Group is a member of the Group.

holding company: has the meaning given in clause 1.12.

Morson Director: any director appointed to the Board by Morson.

Operating Lease Agreement: the non-exclusive dry lease agreement pursuant to which the JVC agrees to lease the Aircraft to CorpAcq to be entered into by the JVC and CorpAcq in agreed form.

Reserved Matters: the matters listed in Schedule 1.

Respective Proportions: in relation to a party, the proportion which the number of shares held by that party in the JVC bears to the total number of issued shares of the JVC.

Shareholders: the holders of shares in the JVC.

Shares: the A Shares and B Shares in issue from time to time.

subsidiary: has the meaning given in clause 1.12.

Usage Cost: the cost and/or expenses and/or other liabilities of or relating to the Aircraft to the JVC which it would not otherwise incur in whole or in part if the Aircraft was not being utilised pursuant to the Charter Agreement or the Operational Lease Agreement including (without prejudice to the generality of the foregoing) the following:

(a)	Charges for fuel, oil, lubricants, and other additives.

(b)	Hangar and tie-down costs away from the aircraft’s base of operation.

(c)	Charges for insurance obtained for a specific flight.

(d)	Charges for landing fees, airport taxes, and similar assessments.

(e)	Charges for Customs, foreign permits, and similar fees directly related to a flight.

(f)	Charges for in-flight food and beverages.

(g)	Charges for passenger ground transportation.

(h)	Charges for flight planning and weather contract services.

1.2	Clause, Schedule and paragraph headings shall not affect the interpretation of this agreement.

1.3	References to clauses and Schedules are to clauses of and Schedules to this agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.4	The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

1.5	A reference to this agreement or to any other agreement or document referred to in this agreement is a reference to this agreement or such other agreement or document as varied or novated in accordance with its terms from time to time.

1.6	A reference in this agreement to other documents referred to in this agreement or any similar expression is a reference to the following documents:

(a)	The Charter Agreement;

(b)	The Operating Lease Agreement;

(c)	Pilot Services Agreements

1.7	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.8	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.9	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.10	A reference to a party shall include that party’s successors and permitted assigns.

1.11	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.12	A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the CA 2006 and for the purposes only of the membership requirement contained in sections 1159(1)(b) and (c), a company shall be treated as a member of another company even if its shares in that other company are registered in the name of:

(a)	another person (or its nominee), by way of security or in connection with the taking of security; or

(b)	its nominee.

In the case of a limited liability partnership which is a subsidiary of a company or another limited liability partnership, section 1159 of the CA 2006 shall be amended so that: (a) references in sections 1159(1)(a) and (c) to voting rights are to the members’ rights to vote on all or substantially all matters which are decided by a vote of the members of the limited liability partnership; and (b) the reference in section 1159(1)(b) to the right to appoint or remove a majority of its board of directors is to the right to appoint or remove members holding a majority of the voting rights.

1.13	A reference to writing or written includes faxes but no other electronic form, save for the purposes of clause 6.4 to clause 6.10, where a reference to writing or written includes electronic forms and the sending or supply of notices in electronic form.

1.14	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.15	Where the context permits, other and otherwise are illustrative and shall not limit the sense of the words preceding them.

1.16	References to a document in agreed form are to that document in the form agreed by the parties and initialled by them or on their behalf for identification.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

1.17	A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time, provided that, as between the parties, no such amendment, extension or re-enactment made after the date of this agreement shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.18	A reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision.

1.19	Any reference to an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to that which most nearly approximates to the English legal term in that jurisdiction.

1.20	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

1.21	Unless the context requires otherwise, words and expressions defined in the Articles shall have the same meaning when used in this agreement.

2.	Business of the JVC

2.1	The business of the JVC is the acquisition, leasing, charter and/or operation of the Aircraft or such other modes of transport as Morson and CorpAcq may from time to time agree in writing (Business).

2.2	Each party shall use its reasonable endeavours to promote and develop the Business to the best advantage of the JVC.

3.	Period to Completion

3.1	Morson shall procure that prior to Completion and except as required by clause 4, the JVC shall not carry on any trade or business or be engaged in any activities of any sort nor have any assets or liabilities save that the JVC may take an assignment from Morson Human Resources Limited of the agreement between the said Morson Human Resources Ltd and Diamond Aircraft Industries Gmbh for the acquisition of the Aircraft and following such acquisition may operate the Aircraft or make the Aircraft available to Morson and/or CorpAcq and may undertake liability to:

(a)	Morson Human Resources Ltd to repay the deposit paid pursuant to such agreement;

(b)	Diamond Aircraft Industries Gmbh under the said agreement including liability to pay the balance of the purchase price for the Aircraft;

(c)	Morson and/or CorpAcq for any loans necessary or desirable to complete the purchase of the Aircraft and any costs incidental thereto and to provide the JVC with adequate working capital for its likely requirements; and

(d)	Third parties in respect of the operation of the Aircraft provided that such liabilities are to be reimbursed by Morson and/or CorpAcq.

4.	Completion

4.1	Completion shall take place at am/pm on the Completion Date at:

(a)	the offices of Morson; or

(b)	any other place agreed in writing by the parties.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

4.2	Completion Date means January 2018 or any other date agreed in writing by the parties.

4.3	At Completion the parties shall procure that such shareholder and board meetings of the JVC are held as may be necessary to:

(a)	re-designate the share held in the JVC by Morson as an A Share;

(b)	adopt the Articles in agreed form;

(c)	give the directors the authority to allot the A Shares and B Shares in accordance with clause 4.4 and clause 4.5;

(d)	appoint each of [***] as Morson Directors and Simon Orange and Graham Young as CorpAcq Directors and [***] as chairman.

(e)	appoint [***] as the auditors of the JVC;

(f)	appoint [***] as the bankers to the JVC; and

(g)	resolve that the JVC’s Financial Year shall end on 31 December in each year.

4.4	At Completion:

(a)	the parties shall procure that the JVC shall issue credited as fully paid 50 A Shares to Morson and enter Morson in the register of members of the JVC as the holder of such A Shares and issue a share certificate to Morson in respect of all such shares; and

(b)	in consideration for the issue of A Shares, Morson shall pay £50 by way of set off from amounts due to Morson from the JVC.

4.5	At Completion:

(a)	the parties shall procure that the JVC shall issue credited as fully paid 49 B Shares to CorpAcq and enter CorpAcq in the register of members of the JVC as the holder of such B Shares and issue a share certificate to CorpAcq in respect of all such shares; and

(b)	in consideration for the issue of B Shares, CorpAcq shall pay £49 by way of set off from amounts due to CorpAcq from the JVC.

4.6	At Completion the parties shall adopt the Business Plan for the Financial Year in which the JVC is formed in agreed form.

4.7	At Completion the parties shall procure that the following agreements are executed in agreed form:

(a)	the Charter Agreement;

(b)	the Operating Lease Agreement; and

(c)	Pilot Services Agreements.

4.8	The parties waive, or agree to procure the waiver of, any rights or restrictions which may exist in the articles of association of the JVC or otherwise which may prevent the allotment and issue of the shares in the NC pursuant to clause 4.4 and clause 4.5.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

5.	Matters requiring consent of shareholders

Each party shall procure that the JVC shall not, without the prior written approval of all Shareholders carry out any of the Reserved Matters.

6.	Directors and management

6.1	The Board has responsibility for the supervision and management of the JVC and its Business, subject to clause 5.

6.2	There shall be a minimum number of 2 directors on the Board made up of one Morson Director and one CorpAcq Director.

6.3	The post of chairman shall be held by an A Director. The chairman shall not have a casting vote. If the chairman for the time being is unable to attend any meeting of the Board, A shall be entitled to appoint another A Director to act as chairman at the meeting.

6.4	A party may appoint a director, and remove a director whom it appointed, by giving notice in writing to the JVC and the other party, and to the director being removed, in the case of removal of a director. The appointment or removal takes effect on the date on which the notice is received by the JVC or, if a later date is given in the notice, on that date. Each party will consult with the other prior to any appointment or removal of a director.

6.5	The party removing a director shall indemnify and keep indemnified the JVC against any claim connected with the director’s removal from office.

6.6	The parties intend there to be a meeting of directors at least two times each year with a period of not more than eight months between any two meetings, to be held at either the offices In England of Morson or CorpAcq or, from time to time, at a third party location agreed between both parties.

6.7	A director may call a meeting of directors.

6.8	The parties shall ensure that at least seven Business Days’ notice of a meeting of directors is given to all directors entitled to receive notice accompanied by:

(a)	an agenda specifying in reasonable detail the matters to be raised at the meeting; and

(b)	copies of any papers to be discussed at the meeting.

6.9	A shorter period of notice of a meeting of directors may be given if at least one Morson Director and one CorpAcq Director agree in writing.

6.10	Matters not on the agenda, or business conducted in relation to those matters, may not be raised at a meeting of directors unless all the directors present at the meeting agree in writing.

6.11	The quorum at any meeting of directors (including adjourned meetings) is one Eligible Morson Director (or his alternate) and one Eligible CorpAcq Director (or his alternate), provided that, where the CorpAcq Director is prevented from counting in the quorum and voting, or where his vote is not to be counted, at any meeting (or part of a meeting) in accordance with the Articles, the quorum at any such meeting (or part of a meeting) shall be one Eligible Morson Director (or his alternate).

6.12	No business shall be conducted at any meeting of directors unless a quorum is present at the beginning of the meeting and at the time when there is to be voting on any business.

6.13	If a quorum is not present within 30 minutes of the time specified for a directors’ meeting in the notice of the meeting then it shall be adjourned for 5 Business Days at the same time and place. The notice of adjourned meeting shall (unless the parties agree in writing otherwise) contain a statement that failure to attend the adjourned meeting may result in the exercise of the deadlock procedure set out in clause 13. If at the adjourned meeting a quorum is not present within 30 minutes of the time specified for the directors’ meeting in the adjourned notice of the meeting, then those directors present will constitute a quorum.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

6.14	The parties shall use their respective reasonable endeavours to ensure that any meeting of the Board and every general meeting of the JVC has the requisite quorum.

6.15	A meeting of directors shall be adjourned to another time or date at the request of all the Morson Directors or all the CorpAcq Directors present at the meeting. No business may be conducted at a meeting after such a request has been made. No more than one such adjournment may be made in respect of a meeting.

7.	Finance for the JVC

7.1	Each party has advanced to the JVC by way of loan the sum of £525,000 for the purposes of providing funding for the Company to purchase the Aircraft and refund Morson Human Resources Limited the deposit it has paid in respect of the Aircraft and for initial working capital for the JVC.

7.2	All loans advanced by the parties to the JVC and referred to in clause 7.1 shall bear interest at the rate per annum of 2% per annum above the base rate from time to time of Barclays Bank PLC which shall be payable in arrear by the JVC at annual intervals unless otherwise agreed by the parties and the Board and shall be advanced on terms that (save by way of set off for the obligations of the parties for amounts due under subparagraph (a) of the definition of General Cost) no repayment of any part of the loans to the parties shall be made by the JVC unless such repayment is made to all of the parties in their Respective Proportions and the JVC is not insolvent and is unlikely to become insolvent as a result of such payment..

7.3	Unless otherwise agreed by the parties, all loans made to the JVC by the parties shall be subordinated to loans made to the JVC by third parties.

7.4	Subject to clause 14, the parties shall procure that the JVC shall repay (so far as it is able) all outstanding loans in full on the earlier of:

(a)	the date on which the parties resolve in general meeting of the JVC to wind up the JVC by members’ voluntary liquidation; and

(b)	the date on which the borrowing represented by the loans is refinanced by the JVC borrowing funds from a third party for the purpose of refinancing the Loans.

8.	Business Plan

8.1	The Business Plan is an annual business plan for the JVC prepared by the Board and it shall include in relation to the Financial Year to which it relates:

(a)	a cashflow statement giving:

(i)	an estimate of the working capital requirements; and

(ii)	an indication of the amount (if any) that it is considered prudent to retain, for the purpose of meeting those requirements, out of those profits of the previous Financial Year that are available for distribution to shareholders;

(b)	a monthly projected profit and loss account;

(c)	an operating budget (including capital expenditure requirements) and balance sheet forecast;

(d)	a management report giving business objectives for the year; and

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

(e)	a financial report which shall include an analysis of the estimated results of the JVC for the previous Financial Year compared with the Business Plan for that year, identifying variations in sales, revenues, costs and other material items.

8.2	The Business Plan for the Financial Year in which the JVC is formed shall be in agreed form and adopted by the parties at Completion.

8.3	The Business Plan for every other Financial Year shall be:

(a)	prepared by the Board at least 30 days before the end of the preceding Financial Year; and

(b)	adopted and approved by the parties by agreement in writing of Shareholders as soon as possible after it has been prepared.

9.	Accounting and other information

9.1	The parties shall procure that the JVC shall at all times maintain accurate and complete accounting and other financial records including ail corporation tax computations and related documents and correspondence with HM Revenue & Customs in accordance with the requirements of all applicable laws and generally accepted accounting principles applicable in the United Kingdom.

9.2	Each party and its authorised representatives shall be allowed access at all reasonable times to examine the books and records of the JVC and to discuss the JVC’s affairs with its directors and senior management.

9.3	The parties shall procure that the JVC shall supply each party with the financial and other information necessary to keep the party informed about how effectively the Business is performing and in particular shall supply each party with:

(a)	a copy of each year’s Business Plan for approval in accordance with clause 8.3;

(b)	a copy of the audited accounts of the JVC prepared in accordance with the laws applicable in and the accounting standards, principles and practices generally accepted in the United Kingdom, within 9 months of the end of the year to which the audited accounts relate; and

(c)	monthly management accounts of the JVC to be supplied within 45 days of the end of the month to which they relate and the accounts shall include a profit and loss account, a balance sheet and a cashflow statement and such other information as each party may reasonably require.

9.4	The parties shall procure that the JVC shall, as soon as possible, comply with any request made by a party, to provide any documents, information and correspondence necessary (at the cost of the party making the request) to enable the relevant party to comply with filing, elections, returns or any other requirements of NM Revenue & Customs or of any other revenue or tax authority.

10.	Management of Aircraft

10.1	It is the intention of the parties that administration and accounting in respect of the business of the JVC and usage of the Aircraft whether pursuant to the Charter Agreement or the Operating Lease Agreement or otherwise will, subject always to the directions of the board of directors of the JVC from time to time, be carried out by Morson. Morson will be entitled to charge the JVC for its services £3,000 per annum (uprated annually to reflect the increase in the retails prices index in the UK for the previous 12 months).

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

10.2	For the avoidance of doubt neither Morson nor the JVC shall supply a pilot, or crew in respect of usage of the Aircraft and it is the responsibility of both Morson (when utilising services under the Charter Agreement) and CorpAcq (when utilising services under the Operating Services Agreement) to contract on their own behalf for any pilots and/or crew required by them including any travel expenses of the crew and, if applicable, their food, lodging and ground transportation.

10.3	It is the expectation of the parties that each of them will utilise the Aircraft for similar periods. The parties shall use their respective reasonable endeavours to avoid conflicts on their respective usage of the Aircraft and in the service by them of Requests under the Charter Agreement and Lease Request Supplements under the Operating Services Agreement respectively that seek usage of the Aircraft on the same dates or conflicting times on the same dates and the parties agree to act in good faith towards each other in this regard. The parties shall consult on a regular basis (not less than monthly) over expected usage of the Aircraft and seek to agree how to avoid any conflicts whilst using their reasonable endeavours to provide fair usage of the Aircraft to the parties if each of them seeks such usage. The parties shall use their reasonable endeavours to procure that usage of the Aircraft, if allocated to them does not exceed the agreed dates and time for such usage.

10.4	In managing conflict the parties agree that they will prioritise fair access to the Aircraft based upon the proposed time (including all time to be spent waiting at any destination) for which the Aircraft is proposed to be used and unavailable to the other party and on the identity of the proposed passengers. Usage of the Aircraft where the respective CEO’s of Morson and CorpAcq (presently [***] and Simon Orange respectively) are to be passengers shall be prioritised where reasonably practicable. Thereafter the JVC shall seek to prioritise usage (subject always to the overriding principal that each party should have fair usage) where the passengers are to include persons as follows:

(a)	shareholders and/or officers of the parties or members of their respective groups;

(b)	senior employees of the parties or members of their respective groups;

(c)	employees of the parties or members of their respective groups;

(d)	otherwise as the parties may agree.

10.5	Upon commencement of each Financial Year (or, if no Business Plan for that Financial Year is available as soon thereafter as such Business Plan becomes available) the parties shall pay to the JVC on dates requested by the JVC based on expected expenditure their Expected Usage Proportion of the General Costs as set out in the Business Plan for that Financial Year. Following conclusion of a Financial Year the JVC will calculate as soon as reasonably practicable the proportion that each party’s actual usage bears to the actual usage as a whole and the General Costs actually incurred and the parties agree to promptly make payment of any additional sum due from them based on such proportions and to use their reasonable endeavours to procure that the JVC repays to any party who has overpaid based on the Expected Usage Proportion the excess over the actual amount they should have so paid.

10.6	In the event that notwithstanding the overriding principal that each party should have fair usage either party submits a Request under the Charter Agreement or Lease Request Supplement under the Operating Services Agreement (as the case may be) when it is aware that the other party’s CEO wishes to utilise the Aircraft as a passenger during all or part of the same period and the party submitting such Request or Lease Request Supplement (as he case may be) has utilised (based on a 3 month average) the Aircraft for materially more than its Expected Usage Proportion then either;

(a)	such usage shall be agreed with the other party; or

(b)	the party submitting the relevant Request or Lease Request Supplement shall, if requested by the other party, charter a similar aircraft to the Aircraft or assist in identifying and procuring suitable alternative transportation in both cases at its expense for the use of the other party’s CEO during the period the Aircraft is unavailable. For the avoidance of doubt the expense of such charter shall not include any Usage Costs that the party would be obliged to pay if it had utilised the Aircraft or the cost of any pilot or crew. Any such usage shall count towards the party’s actual usage in accordance with clause 10.5.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

11.	Dividend policy

11.1	The parties agree that the JVC shall not declare, pay or make any dividend or other distribution until all loans made to the JVC by the parties have been repaid in full.

12.	Tax matters

12.1	Unless the parties otherwise expressly agree in writing, the parties shall procure that all of the JVC’s trading losses and all other amounts eligible for relief from taxation shall be carried by the JVC and not surrendered (wholly or partly) to the parties.

13.	Deadlock resolution

13.1	There is a deadlock if a resolution is proposed and one of the following applies:

(a)	at a properly convened meeting of Shareholders or of the Board there is no quorum at the meeting and no quorum at the meeting when it is reconvened following an adjournment, provided that the meeting, or adjourned meeting, is not inquorate because the person who proposed the resolution does not attend;

(b)	if a resolution to approve the Business Plan is not passed as a result of a failure to achieve unanimity or the required majority (as the case may be) and a party serves notice on the other party requiring the particular matter to be considered again at a special meeting of the Board or Shareholders of the JVC (as the case may be) (to be held no earlier than seven Business Days after the date of the notice of the special meeting), and at such meeting the resolution is again not passed due to a failure to achieve unanimity or the required majority, or because there is no quorum at the meeting;

13.2	Either party may within 28 days of the meeting at which the deadlock arises serve notice on the other party (Deadlock Notice):

(a)	stating that in its opinion a deadlock has occurred; and

(b)	identifying the matter giving rise to the deadlock.

13.3	The parties undertake that they shall:

(c)	on the date of service of the Deadlock Notice, refer the matter giving rise to the deadlock to the CEO’s of each party for resolution; and

(d)	use all reasonable endeavours in good faith to resolve the dispute.

14.	Transfer of shares

14.1	No party shall create any Encumbrance over, transfer, or otherwise dispose of or give any person any rights in or over any share or interest in any share in the JVC unless it is permitted or required under this agreement or the Articles (as the case may be) and carried out in accordance with the terms of this agreement or the Articles (as the case may be). If a party transfers (or purports to transfer) any shares other than in accordance with this clause, it shall be deemed to have served a Transfer Notice.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

14.2	A party may do anything prohibited by this clause if the other party has consented to it in writing. A party may grant security over, or assign by way of security, any or all of its rights under this agreement or any shares in the JVC for the purposes of, or in connection with, the financing (whether in whole or in part) by the relevant party of any of its working capital or other requirements. On the enforcement of any security of a kind referred to in this clause, the relevant party, or any administrative receiver of the relevant party or any person having the benefit of such security may assign any or all of the relevant rights to any person, but the other party’s liability to any assignee in respect of those rights shall not be greater than if no assignment had taken place.

14.3	Except as expressly provided in the Articles or this agreement, the parties shall procure that no transfer of shares shall be registered by the Board unless the transferee of such shares has executed and delivered a Deed of Adherence.

14.4	Each party undertakes (in respect of the shares that it holds) to give, and to use its reasonable efforts to procure that shareholders in its Group give, the approvals required for any transfer of shares made in accordance with the Articles or this agreement (as the case may be).

14.5	On completion of a transfer of shares made in accordance with this agreement or the Articles (other than a transfer of shares made to a Permitted Transferee):

(a)	the party selling the shares shall deliver to the JVC the resignations of any directors appointed by the selling party in each case acknowledging that they have no claims against the JVC, to take effect at completion of the sale of the shares; and

(b)	the party selling the shares shall procure that any loans made to the JVC by the party selling its shares (together with any interest accrued on such loans) shall be assigned to the person to whom the shares are being sold and the parties shall use their reasonable endeavours to procure (subject to the person to whom the shares are being sold taking on such obligations in the selling party’s place) that the party selling its shares is released from any guarantees, security arrangements and other obligations that it has given in respect of the JVC and its Business.

15.	Issue of further shares

The parties shall procure that the JVC shall not issue any shares or other equity securities (within the meaning of section 560(1) of the CA 2006) to any person, unless that person is a party to this agreement or has executed and delivered a Deed of Adherence.

16.	Termination and liquidation

16.1	Subject to clause 16.2, this agreement shall terminate:

(a)	when one party and its Permitted Transferee under the Articles ceases to hold any shares in the JVC; or

(b)	when a resolution is passed by shareholders or creditors, or an order is made by a court or other competent body or person instituting a process that shall lead to the JVC being wound up and its assets being distributed among the JVC’s creditors, shareholders or other contributors.

16.2	On termination of this agreement, the following clauses shall continue in force:

(a)	clause 1 (interpretation);

(b)	clause 10.5

(c)	clause 12 (tax matters);

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

(d)	this clause;

(e)	clause 18 (confidentiality);

(f)	clause 22 (assignment and other dealings);

(g)	clause 23 (entire agreement);

(h)	clause 24 (variation and waiver);

(i)	clause 25 (costs);

(j)	clause 26 (no partnership or agency);

(k)	clause 27 (notices);

(l)	clause 28 (severance);

(m)	clause 33 (inadequacy of damages);

(n)	clause 34 (language); and

(o)	clause 35 (governing law and jurisdiction).

16.3	Termination of this agreement shall not affect any rights, remedies, obligations or liabilities of the parties that have accrued up to the date of termination, including the right to claim damages in respect of any breach of the agreement which existed at or before the date of termination.

16.4	If this agreement terminates each party shall, if requested by the other, procure that the name of the JVC is changed to avoid confusion with the name of the party making the request.

16.5	Where, following an event referred to in clause 16.1(b), the JVC is to be wound up and its assets distributed, the parties shall agree a suitable basis for dealing with the interests and assets of the JVC and shall endeavour to ensure that, before dissolution:

(a)	all existing contracts of the JVC are performed to the extent that there are sufficient resources;

(b)	the JVC shall not enter into any new contractual obligations; and

(c)	the JVC’s assets are distributed as soon as practical;

17.	Status of agreement

17.1	Each party shall, to the extent that it is able to do so, exercise all its voting rights and other powers in relation to the JVC to procure that the provisions of this agreement are properly and promptly observed and given full force and effect according to the spirit and intention of the agreement.

17.2	If there is an inconsistency between any of the provisions of this agreement and the provisions of the Articles, the provisions of this agreement shall prevail as between the parties.

17.3	The parties shall, when necessary, exercise their powers of voting and any other rights and powers they have to amend, waive or suspend a conflicting provision in the Articles to the extent necessary to permit the JVC and its Business to be administered as provided in this agreement.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

18.	Confidentiality

18.1	In this clause, Confidential Information means any information (however recorded or preserved) which:

(a)	any party may have or acquire (whether before, on or after the date of this agreement) in relation to the customers, contractors, suppliers, business, assets or affairs or plans, intentions or market opportunities and the operations, processes, product information, know-how, designs, trade secrets or software of the JVC (including, without limitation, any information provided pursuant to clause 9); or

(b)	any party or any member of its Group may have or acquire (whether before, on or after the date of this agreement) in relation to the customers, suppliers, contractors, business, assets or affairs or plans, intentions or market opportunities and the operations, processes, product information, know-how, designs, trade secrets or software of the other party or any member of the other party’s Group, as a consequence of the negotiations relating to this agreement or any other agreement or document referred to in this agreement or the performance of the agreement or any other agreement or document referred to in this agreement; or

(c)	relates to the contents of this agreement (or any agreement or document referred to in this agreement or agreement or arrangement entered into pursuant to this agreement),

but excludes the information in clause 18.2.

18.2	Information is not Confidential Information if:

(a)	it is or becomes generally available to the public (other than as a result of its disclosure in breach of this agreement); or

(b)	a party can establish to the reasonable satisfaction of the other party that it found out the information from a person not connected with the other party or its Group and that such person is not under any obligation of confidence in respect of the information; or

(c)	a party can establish to the reasonable satisfaction of the other party that the information was known to the first party before the date of this agreement and that it was not under any obligation of confidence in respect of the information; or

(d)	the parties agree in writing that it is not confidential.

18.3	Each party shall at all times keep confidential (and use all reasonable endeavours to ensure that its employees, agents, subsidiaries, and the employees and agents of such subsidiaries, and the JVC shall keep confidential) any Confidential Information and shall not use such Confidential Information except for the purpose of exercising or performing its rights and obligations under or in connection with this agreement, and shall not disclose such Confidential Information except:

(a)	to another member of the Morson Group or CorpAcq Group, as the case may be, or to a party’s professional advisers where such disclosure is for a purpose related to the operation of this agreement; or

(b)	with the written consent of such of the JVC or the party or any member of its Group that the information relates to; or

(c)	as may be required by law or by the rules of any recognised stock exchange, or governmental or other regulatory authority or by a court or other authority of competent jurisdiction, provided that, to the extent it is legally permitted to do so, it gives the other party as much notice of such disclosure as possible and, where notice of disclosure is not prohibited and is given in accordance with this clause, it takes into account the reasonable requests of the other party in relation to the content of such disclosure; or

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

(d)	a party may, provided it has reasonable grounds to believe that the other party is involved in activity that may constitute a criminal offence under the Bribery Act 2010, disclose Confidential Information to the Serious Fraud Office without first informing the other party of such disclosure; or

(e)	to any tax authority to the extent reasonably required for the purposes of the tax affairs of the party concerned or any member of its Group.

18.4	Each party shall inform (and shall use all reasonable endeavours to procure that any subsidiary and the JVC shall inform) any officer, employee or agent or any professional adviser advising it in relation to the matters referred to in this agreement, or to whom it provides Confidential Information, that such information is confidential and shall require them:

(a)	to keep it confidential; and

(b)	not to disclose it to any third party (other than those persons to whom it has already been disclosed in accordance with the terms of this agreement).

18.5	On termination of this agreement, each party shall (and shall use all reasonable endeavours to procure that its subsidiaries, and its officers and employees and those of its subsidiaries and the JVC shall):

(a)	return to the other party all documents and materials (and any copies) containing, reflecting, incorporating or based on the other party’s Confidential Information; and

(b)	erase all the other party’s Confidential Information from computer and communications systems and devices used by it, including such systems and data storage services provided by third parties (to the extent technically and legally practicable), provided that a recipient party (and/or the JVC, as the case may be) may retain documents and materials containing, reflecting, incorporating or based on the other party’s Confidential Information to the extent required by law or any applicable governmental or regulatory authority.

18.6	The provisions of this clause 18 shall continue to apply after termination of this agreement for any cause.

19.	Announcements

19.1	Subject to clause 19.2, neither party shall make, or permit any person to make, any public announcement, communication or circular (announcement) concerning the existence, subject matter or terms of this agreement, the wider transactions contemplated by it, or the relationship between the parties, without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed). The parties shall consult together on the timing, contents and manner of release of any announcement.

19.2	Where an announcement is required by law or any governmental or regulatory authority (including, without limitation, any relevant securities exchange), or by any court or other authority of competent jurisdiction, the party required to make the announcement shall promptly notify the other party. The party concerned shall make all reasonable attempts to agree the contents of the announcement before making it.

20.	Warranties

20.1	Each party warrants and represents to the other party that:

(a)	it is a corporation duly organised and validly existing under the laws of the jurisdiction of its organisation or incorporation;

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

(b)	it has full power and authority and has obtained all necessary authorities and consents to enter into and perform its obligations under this agreement and such other agreements and arrangements referred to in this agreement; and

(c)	the signing of this agreement and the performance of its obligations under this agreement and the other agreements and arrangements referred to in this agreement will not result in a breach of any other agreement or arrangement to which it is a party, nor give rise to any right of termination of any other agreement or arrangement to which it is a party.

21.	Further assurance

Without prejudice to clause 4, at its own expense each party shall (and shall use all reasonable endeavours to procure that any relevant third party shall) promptly execute and deliver such documents and perform such acts as the other party may reasonably require from time to time for the purpose of giving full effect to this agreement.

22.	Assignment and other dealings

Save as set out in clause 14.2 neither party shall assign, transfer, mortgage, charge, subcontract, declare a trust over or deal in any other manner with any or all of its rights and obligations under this agreement (or any other document referred to in it) without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed).

23.	Entire agreement

23.1	This agreement (together with any documents referred to in it) constitutes the entire agreement between the parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations, arrangements and understandings between them, whether written or oral, relating to their subject matter.

23.2	Each party acknowledges that in entering into this agreement (and any documents referred to in it), it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement or those documents.

23.3	Nothing in this clause shall limit or exclude any liability for fraud.

24.	Variation and waiver

24.1	No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

24.2	A waiver of any right or remedy under this agreement or by law is only effective if given in writing and signed by the person waiving such right or remedy. Any such waiver shall apply only to the circumstances for which it is given and shall not be deemed a waiver of any subsequent breach or default.

24.3	A failure or delay by any person to exercise any right or remedy provided under this agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.

24.4	A person that waives a right or remedy provided under this agreement or by law in relation to one person, or takes or fails to take any action against that person, does not affect its rights or remedies in relation to any other person.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

25.	Costs

Except as expressly provided in this agreement, each party shall pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this agreement (and any documents referred to in it).

26.	No partnership or agency

26.1	Nothing in this agreement is intended to, or shall be deemed to, establish any partnership between the parties or constitute any party the agent of another party.

26.2	Each party confirms that it is acting on its own behalf and not for the benefit of any other person.

27.	Notices

27.1	A notice given to a party under or in connection with this agreement:

(a)	shall be in writing and in English (or be accompanied by an accurate translation into English);

(b)	shall be signed by or on behalf of the party giving it;

(c)	shall be sent to the relevant party for the attention of the contact and to the address specified in clause 27.2, or such other address or contact as that party may notify to the other in accordance with the provisions of this clause 27; and

(d)	shall be:

(i)	delivered by hand; or

(ii)	sent by pre-paid first class post or another next working day delivery service providing proof of postage; or

(iii)	sent by email to an email address notified by the relevant party to the other party for such purpose (but only in the case of a notice served or given under any of clause 6.4 to clause 6.10).

27.2	The addresses and contact details for service of notices are:

(a)	Morson

(i)	address: Adamson House, Centenary Way, Salford, England, M50 1RD

(ii)	for the attention of: [***]

(iii)	email address: [***]

(b)	CorpAcq

(i)	address: CorpAcq House, 1 Goose Green, Altrincham, Cheshire, WA14 1DW

(ii)	for the attention of: Simon Orange/Graham Young

(iii)	email address: [***]

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

27.3	A party may change its details for service of notices as specified in clause 27.2 by giving notice to the other party, provided that the address for service is an address in the United Kingdom following any such change. Any change notified pursuant to this clause shall take effect at 9.00 am on the later of:

(a)	the date (if any) specified in the notice as the effective date for the change; and

(b)	five Business Days after deemed receipt of the notice of change.

27.4	Delivery of a notice is deemed to have taken place (provided that all other requirements in this clause have been satisfied):

(a)	if delivered by hand, on signature of a delivery receipt or at the time the notice is left at the address; or

(b)	if sent by email; at the time of transmission; or

(c)	if sent by pre-paid first class post or another next working day delivery service providing proof of postage to an address in the United Kingdom, at 9.00 am on the second Business Day after posting or at the time recorded by the delivery service; and

(d)	if deemed receipt under the previous paragraphs of this clause 27.4 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of deemed receipt), at 9.00 am on the day when business next starts in the place of deemed receipt. For the purposes of this clause, all references to time are to local time in the place of deemed receipt.

27.5	To prove service, it is sufficient to prove that:

(a)	if delivered by hand, the notice was delivered to the correct address; or

(b)	if sent by post, the envelope containing the notice was properly addressed, paid for and posted; or

(c)	if sent by email, the notice was properly addressed and sent to the email address of the recipient.

27.6	This clause 27 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

28.	Severance

28.1	If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this agreement.

28.2	If one party gives notice to the other of the possibility that any provision or part-provision of this agreement is invalid, illegal or unenforceable, the parties shall negotiate in good faith to amend such provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the intended commercial result of the original provision.

29.	Agreement survives Completion

This agreement (other than obligations that have already been fully performed) remains in full force after Completion.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

30.	Third party rights

30.1	Unless it expressly states otherwise, this agreement does not give rise to rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

30.2	The rights of the parties to rescind or vary this agreement are not subject to the consent of any other person.

31.	Counterparts

31.1	This agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

31.2	No counterpart shall be effective until each party has executed and delivered at least one counterpart.

32.	Rights and remedies

Except as expressly provided in this agreement, the rights and remedies provided under this agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

33.	Inadequacy of damages

Without prejudice to any other rights or remedies that a party may have, each party acknowledges and agrees that damages alone would not be an adequate remedy for any breach of the terms of clause 18 by that party. Accordingly, the other party shall be entitled to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of clause 18 of this agreement.

34.	Language

If this agreement is translated into any language other than English, the English language version shall prevail.

35.	Governing law and jurisdiction

35.1	This agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

35.2	Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this agreement or its subject matter or formation.

This agreement has been entered into on the date stated at the beginning of it.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Schedule 1         Matters reserved for shareholder approval

[***]

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Schedule 2         Deed of adherence

[***]

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Signed by for	/s/ [***]
and on behalf of Morson Group	Director
Limited

Signed by for	/s/ Nicholas Cattell
and on behalf of CorpAcq	Director
Limited